Room 4561
      June 17, 2005

S. Emerson Lybbert
President, Principal Executive Officer,
and Principal Financial Officer
TGFIN Holdings, Inc.
1517 North 260 East
North Logan, Utah 84341

      Re:	TGFIN Holdings, Inc.
		Form 10-KSB for the Fiscal Year Ended December 31, 2004
      Filed March 31, 2005
		File No. 0-19470

Dear Mr. Lybbert,

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Craig Wilson
							Senior Assistant Chief
Accountant

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Global Payment Technologies, Inc.
May 2, 2005
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